EXHIBIT 99

February 2, 2015

Dear Shareholder,

We are pleased to report year-end results for Prime Meridian Holding Company (the “Company”) for the year ended December 31, 2014. Most notably, the Company realized net earnings of over $1 million, despite taking a net loan charge-off of $403,419 in connection with the $1.4 million impaired loan that was mentioned in our second and third quarter shareholder letters. Also noteworthy, the Company was able to grow its net loan portfolio by nearly $31 million in 2014, increasing our loan portfolio by 25% over last year and a commendable achievement in light of a continued soft economy. These accomplishments and others were achieved by a team that steadfastly adheres to its five core principles – Passion. Grace. Integrity. Tenacity. Accountability.

Earnings Summary

The Company reported net earnings of $1,006,000 or $0.59 per basic and $0.58 per diluted share, for the year ended December 31, 2014, compared to $1,149,000 or $0.77 per basic and $0.76 per diluted share for the year ended December 31, 2013. The decrease in earnings per share for the year was due to a combination of lower earnings driven by the referenced loan charge-off and a greater number of shares outstanding at the end of the year. Although the increase in shares outstanding lowered earnings per share in this reporting period, the additional capital from our recently closed stock offering should enable the Company to increase shareholder value by supporting further growth and development of our banking platform.

Net interest income, a core earnings component, grew a healthy 19% during 2014 to $7.5 million, due to a combination of higher loan balances and interest expense management. Although noninterest income declined $149,000 for the year, this drop was due mostly to a $246,000 gain on a sale of an SBA loan that occurred in 2013. As has been previously discussed, SBA loan sales have not historically been a significant source of income for the Company; however, management recognized an opportunity to monetize a gain in 2013 that resulted in higher than normal income from this category.

Higher noninterest expense in 2014 partially offset the robust growth in net interest income and can be primarily attributed to both increases in salaries and employee benefits expense related to additional personnel as well as higher professional costs related to SEC reporting. Management believes these additional expenses are necessary and prudent as we build an infrastructure prepared to take on growth both in Tallahassee and in other markets.

Financial Condition

As of December 31, 2014, total assets were $210.4 million, with total deposits measuring $184.0 million. This compares to $206.5 million in total assets and $183.4 million in total deposits at December 31, 2013. As anticipated, both 2014 assets and deposits remained fairly even with 2013. We ended 2013 with a $23 million political action committee deposit account on our balance sheet that was expected to wind down following the November elections.

Consistent with the Company’s pro-active efforts to prepare for additional organic growth and potential acquisitions, the Company closed out its stock offering at December 31, 2014, selling 425,619 shares of stock and raising just under $5 million, net of expenses. The Bank remains “well capitalized” at December 31, 2014 with the Consolidated Company having total capital of $22.9 million and a book value of $11.78 per share as of that date.

As of December 31, 2014, the Company’s condensed consolidated balance sheet was as follows:

Condensed Consolidated Balance Sheet

As of December 31, 2014

Dollars in Thousands

ASSETS
Cash & Investments	$49,952
Net Loans	151,869
Loan Held for Sale	1,871
Premises & Equipment	3,311
Other Assets	3,355

Total Assets	$210,358

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$183,971
Other Liabilities	3,520

Total Liabilities	187,491
Stockholders’ Equity	22,867

Total Liabilities & Stockholders’ Equity	$210,358

Complete SEC filings and other pertinent shareholder information may be found online at our Investor Relations website: http://investors.primemeridianbank.com.

Community Service and Support

Prime Meridian Bank continues to offer strong support to our community. The Bank took part in events and fund-raising efforts for groups across a broad spectrum of needs, and offered its support to other groups via in-kind promotion on our billboards. For example, we partnered with a local radio station this fall and raised funds for a scholarship for the Tallahassee Community College (TCC) Foundation. The effort raised nearly $8,000 for Working For Limitless Achievement – a scholarship for working students who need supplemental financial assistance.

On the subject of culture, Bank leadership continues to reinforce, through its Brand Team and regular culture initiatives, our core principles: Passion. Grace. Integrity. Tenacity. Accountability. Through discussions, readings and exercises, our team constantly works to embed these principles into everything we do.

CEO Sammie Dixon shared these principles on local talk radio in October in front of a large audience. “Our team works every day on our five core principles … If you can stay accountable for everything you’re doing, stay tenacious in your efforts, keep the integrity, be graceful, and then have the passion on top of that, it shows — to our clients and to our community — and creates a work environment people are just glad to be involved with.”

Bank Quality

Another milestone has been the Bank’s consistent 5-Star Superior Rating with Bauer Financial. Bauer’s ratings are based on a bank’s capital, loan quality, profitability and other factors. In fact, Prime Meridian Bank has earned Bauer’s highest rating for the most recent 19 consecutive quarters.

In closing, we are proud of what we achieved in 2014, mindful of lessons learned during the year, and optimistic about our future opportunities as we move forward in 2015. Thank you for your interest and investment.

Warm regards,

/s/ Sammie D. Dixon, Jr.	/s/ Rick Weidner

Sammie D. Dixon, Jr.	Rick Weidner
CEO and President	Chairman of the Board

This Shareholder Letter may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates and expectations. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, Prime Meridian Bank, include, but are not limited to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. These factors should not be construed as exhaustive. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Rule Form 424 filing and Prospectus, dated June 27, 2014, and other reports and statements the Company has filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.